Exhibit 23

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

Brantley Capital Corporation:

     We consent to the incorporation by reference in the registration statement (No. 333-17215) on Form S-8 of Brantley Capital Corporation (Company) of our report dated March 29, 2004 with respect to the balance sheets of Brantley Capital Corporation as of December 31, 2003 and 2002, and the related statements of investments, operations, changes in net assets, and cash flows for the year ended December 31, 2003 and 2002, which report appears in the 2003 Form 10-K of the Company.

/s/ KPMG LLP

Cleveland, Ohio

March 29, 2004